Exhibit 99.3

Stock Option Agreement

XOMA Corporation

Inducement Grant Outside of the Amended and Restated 2010 Long Term Incentive

and Stock Award Plan

(A)	Optionee:	OWEN HUGHES
		[***]
		[***]

	Employee ID:	200117

(B)	Grant Date:	January 03, 2023

(C)	Shares:	75,000

(D)	Share Installments:

VESTING DATE	SHARES VESTING	VEST TYPE
January 01, 2026	75,000	Monthly

(E)	Option Number:	007394

(F)	Expiration Date:	January 03, 2033

(G)	Exercise Price:	US $30.00

(H)	Option Type:	Non-Qualified Stock Option

XOMA Corporation has granted you an option to purchase the number of Shares shown in item (C) above (the “Optioned Shares”) at the Exercise Price per share shown in item (G) above. This option is granted outside of, but subject to the terms and conditions of, the Company’s Amended and Restated 2010 Long Term Incentive and Stock Award Plan (the “Plan”), the terms of which are incorporated herein by reference, and to the terms and conditions set forth in this Stock Option Agreement (this “Agreement”), as a material inducement to you entering into employment with the Company in compliance with Nasdaq Listing Rule 5635(c)(4), and effective as of the Grant Date in item (B) above. The shares of Common Stock (the “Common Stock”) underlying this option shall not reduce and shall have no impact on the number of shares available for grant under the Plan. Item (H) above indicates this is a non-qualified stock option, as such it is not entitled to special tax treatment under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used but not defined herein shall have the meanings given to them in the Plan.

The details of your option are as follows:

1. Term. The term of this option commences on the Grant Date shown in item (B) above and, subject to the terms and conditions of your Employment Agreement (the “Employment Agreement”), and except as provided in Section 4 hereof, expires at the close of business on the Expiration Date shown in item (F) above, which is Ten (10) years from the Grant Date. Upon the Expiration Date or upon the sooner termination of this option under Section 4, this option will cease to be exercisable and have no further force or effect whatsoever.

2. Transferability. This non-qualified stock option may be transferred or assigned by you to your spouse or descendent (any such spouse or descendent, your “Immediate Family Member”) or a corporation, partnership, limited liability company or trust so long as all of the stockholders, partners, members or beneficiaries thereof, as the case may be, are either you or your Immediate Family Member, provided that (i) there may be no consideration for any such transfer and (ii) subsequent transfers of the transferred option will be prohibited other than by will or the laws of descent and distribution. Following transfer, the option will continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Agreement any references to “you” will refer to the transferee. The events of Termination of Service will continue to be applied with respect to you, following which the option will be exercisable by the transferee only to the extent, and for the periods specified, in this Agreement.

3. Exercise Schedule. The option granted herein is or will become exercisable as set forth in the Exercise Schedule attached to this Agreement.

4. Effect of Termination of Service.

a. If your Termination of Service occurs at any time during the option term for any reason other than as provided in your Employment Agreement or Subsections (b), (c), (d) or (e) below, then the period for exercising this option will be limited to the three-month period commencing with the date of your Termination of Service; provided that in no event will this option be exercisable at any time after the Expiration Date. During any such limited period of exercisability, this option may not be exercised for more than the number of Optioned Shares (if any) for which it is exercisable at the date of your Termination of Service. Upon the expiration of any such limited period of exercisability or (if earlier) upon the Expiration Date, this option will terminate and cease to be outstanding.

b. If your Termination of Service is due to your death at a time when the option remains outstanding, then this option will become fully exercisable on the date of death even if the option was not fully exercisable prior to death, and will remain exercisable for a twelve-month period following the date of death; provided that in no event shall this option be exercisable at any time after the Expiration Date. Upon the expiration of such twelve-month period or (if earlier) upon the Expiration Date, this option will terminate and cease to be outstanding. Upon your death, the option will be exercisable by the personal representative of your estate or by the person or persons to whom the option is transferred pursuant to Section 2 above, provided any such exercise occurs prior to the earlier of (i) the expiration of the twelve- month period following the date of your death or (ii) the specified Expiration Date of the option term.

c. If you become permanently disabled and, by reason thereof your Termination of Service occurs at any time during the option term, then you will have a period of twelve months (commencing with the date of such Termination of Service) during which to exercise this option; provided, that in no event shall this option be exercisable at any time after the Expiration Date. During such limited period of exercisability, this option may not be exercised for more than the number of Optioned Shares (if any) for which this option is exercisable at the date of your Termination of Service. Upon the expiration of such limited period of exercisability or (if earlier) upon the Expiration Date, this option will terminate and cease to be outstanding. You will be deemed to be permanently disabled if you are, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of not less than twelve (12) consecutive months or more, unable to perform your usual duties for the Company or its Subsidiaries.

d. If you retire at or after age fifty-five (55) and the sum of your age on the date of retirement plus years of full-time employment or consultancy with the Company exceeds seventy (70) (“Retirement”) and if by reason thereof your Termination of Service occurs at any time during the option term, then this option will become fully exercisable as of the date of Retirement (even if the option was not fully exercisable prior to Retirement) and will remain exercisable for the full option term until the Expiration Date as if you had not incurred a Termination of Service. On the Expiration Date, the option will terminate and cease to be outstanding.

e. Should (i) your Termination of Service occur for cause (including, but not limited to, any act of dishonesty, willful misconduct, fraud, embezzlement or theft, any unauthorized disclosure or use of confidential information or trade secrets or, if you have an employment or consulting agreement with the Company, termination thereunder “for cause” (or any similar concept) as provided in such agreement), or (ii) you make or attempt to make any unauthorized use or disclosure of confidential information or trade secrets of the Company or its Subsidiaries, then in any such event this option will terminate and cease to be exercisable immediately upon the date of such Termination of Service or such unauthorized use or disclosure of confidential or secret information or attempt thereat.

5. Privilege of Share Ownership. The holder of this option will not have any rights of a stockholder with respect to the Optioned Shares until such individual has exercised the option, paid the Exercise Price and been issued a certificate for, or had his or her securities account credited with, the purchased Shares.

6. Manner of Exercising Option.

a. In order to exercise this option with respect to all or any part of the Optioned Shares for which this option is at the time exercisable, you (or in the case of exercise after your death, your executor, administrator, heir, legatee or transferee as the case may be) must take the following actions:

i. Provide the Secretary of the Company with written notice of such exercise, specifying the number of Optioned Shares with respect to which the option is being exercised.

ii. Pay the Exercise Price for the purchased Optioned Shares in one or more of the following alternative forms: (A) full payment in cash or by check payable to the Company’s order; (B) full payment in Shares of the Company valued at Fair Market Value (as such term is defined in the Plan) on the exercise date; (C) full payment in combination of Shares of the Company valued at Fair Market Value on the exercise date and cash or check payable to the Company’s order; or (D) payment effected through a broker-dealer sale and remittance procedure pursuant to which you (I) will provide irrevocable written instructions to the designated broker-dealer to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds, an amount equal to the aggregate Exercise Price payable for the purchased Shares plus all applicable Federal and State income and employment taxes required to be withheld by the Company by reason of such purchase and (II) will provide written directives to the Company to deliver the certificates for the purchased Shares directly to such broker-dealer.

iii. Furnish to the Company appropriate documentation that the person or persons exercising the option, if other than you, have the right to exercise this option.

b. In no event may this option be exercised for any fractional share.

7. Compliance with Laws and Regulations.

a. The exercise of this option and the issuance of Optioned Shares upon such exercise will be subject to compliance by the Company and by you with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Company’s Shares may be listed at the time of such exercise and issuance.

b. In connection with the exercise of this option, you will execute and deliver to the Company such representations in writing as may be requested by the Company in order for it to comply with the applicable requirements of federal and state securities laws.

8. Successors and Assigns. Except to the extent otherwise provided in Section 2, the provisions of this Agreement will inure to the benefit of, and be binding upon your successors, administrators, heirs, legal representatives and assigns and the successors and assigns of the Company.

9. Liability of the Company. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Shares pursuant to this option will relieve the Company of any liability in respect of the non-issuance or sale of such Shares as to which such approval will not have been obtained.

10. No Employment or Consulting Contract; No Right to Nomination. If you are an employee of or consultant to the Company, nothing in this Agreement or in the Plan will confer upon you any right to continue in the employ or service of the Company for any period of time or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary or Affiliate of the Company employing or retaining you) or you, which rights are hereby expressly reserved by each, to terminate your employee or consultant status as the case may be, at any time for any reason whatsoever, with or without cause. If you are a director, neither this Agreement nor any action taken hereunder will be construed as giving you any right to be nominated for re-election to the Board of Directors of the Company.

11. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement will be in writing and addressed to the Company in care of its Secretary at its principal offices. Any notice required to be given or delivered to you will be in writing and addressed to you at the address indicated below your signature line herein. All notices will be deemed to be given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

12. Construction. This Agreement and the option evidenced hereby are in all respects limited by and subject to the express terms and provisions of the Plan. Any dispute regarding the interpretation of this Agreement will be submitted to the Committee for resolution. The decision of the Committee will be final, binding and conclusive. Questions regarding this option or the Plan should be referred to the Legal Department of the Company.

13. Governing Law. The interpretation, performance, and enforcement of this Agreement will be governed by the laws of Delaware.

14. Additional Terms Applicable to a Non-Qualified Stock Option. As this is a non-qualified stock option, you hereby agree to make appropriate arrangements with the Company or Subsidiary thereof by which you are employed or retained for the satisfaction of all Federal, State or local income tax withholding requirements and Federal social security employee tax requirements applicable to the exercise of this option.

XOMA CORPORATION

By:	/s/ Thomas Burns
	Name:	Thomas Burns
	Title:	Chief Financial Officer
	Dated:	January 4, 2023

I hereby agree to be bound by the terms and conditions of this Agreement and the Plan.

By:
	Name:	Owen Hughes
Dated:

If the optionee resides in California or another community property jurisdiction, I, as the optionee’s spouse, also agree to be bound by the terms and conditions of this Agreement and the Plan.

By:
Name:
Dated:

Exercise Schedule